Exhibit 10.2

FIRST AMENDMENT TO EXECUTIVE AGREEMENT

This First Amendment to Executive Agreement (this “Amendment”) is executed as of March 3, 2021, by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and Antonio G. Gomes (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Executive Agreement dated as of January 19, 2017 (the “Executive Agreement”);

WHEREAS, the Company and the Executive desire to enter into this Amendment, effective March 1, 2021 (the “Effective Date”), in order to, among other things, continue to provide for certain severance benefits both upon a termination in connection with a change in control of the Company and upon a termination in connection with certain events not involving a change in control of the Company and, in consideration for the annual equity award to be made by the Company to the Executive in 2021, to update such severance benefits to align such benefits with the Company’s compensation programs; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Executive Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, which the parties agree constitute good and valuable consideration, the parties hereto agree as follows:

1. The first sentence of Section 2(a) of the Executive Agreement is hereby deleted and replaced with the following:

“The Company shall pay the Executive a severance amount equal to the sum of (i) the Executive’s then current annual base salary (the “Current Base”) and (ii) the higher of (A) the Executive’s Target Variable Cash Compensation or (B) the amount of variable cash compensation (i.e., annual cash bonus) paid to the Executive for the fiscal year that ended immediately prior to the Date of Termination.”

2. All other provisions of the Executive Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Executive Agreement except to the extent specifically provided for herein.

3. The validity, interpretation, construction and performance of this Amendment and the Executive Agreement, as amended herein, shall be governed by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

4. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CITRIX SYSTEMS, INC.

By:	/s/ David J. Henshall
Name:	David J. Henshall
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Antonio G. Gomes
Antonio G. Gomes

[Signature Page to First Amendment to Executive Agreement]